Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

PROFIRE ENERGY, INC.

(Name of Subject Company (Issuer))

COMBUSTION MERGER SUB, INC.

a wholly owned subsidiary of

CECO ENVIRONMENTAL CORP.

(Names of Filing Persons (Offerors))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$117,809,306.40	0.0001531	$18,036.60

Fees Previously Paid	$0		$0

Total Transaction Valuation	$117,809,306.40

Total Fees Due for Filing			$18,036.60

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$18,036.60

*	Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by multiplying 46,199,728 shares of common stock, par value $0.001 per share (the “Shares”) of Profire Energy, Inc., a Nevada corporation (“PFIE”), issued and outstanding by the offer price of $2.55 per Share, net to the seller in cash without interest and subject to any required withholding taxes. The foregoing share figures have been provided by PFIE and are as of November 25, 2024, the most recent practicable date.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued Aug. 20, 2024, by multiplying the transaction value by 0.0001531.